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                                                                    Exhibit 99.3


                          TERM SHEET FOR THE PURCHASE
                           OF 16% TO 51% OF DESERTEL


Purchaser:                    Telemonde, Inc. or EquiTel Communications Limited

Seller:                       Sheikh Ahmed Farid

Assets to be Purchased:       A minimum of 16% and a maximum of 51% of the
                              issued and outstanding share capital of Desert
                              Telecommunications Services LLC (DeserTel) of PO
                              Box 954, Al Khuwair, PC133, Sultanate of Oman

Purchase Price:               Using the Brown Shipley valuation of EquiTel of
                              $64 million as the minimum basis, Seller may appoint an independent evaluator to determine the value of EquiTel. the Purchaser must consent to the independent evaluator chosen by the Seller, which consent shall not unreasonably be withheld.
                              In the event Purchaser and Seller disagree with the evaluation determined by the independent evaluator, the parties agree to choose a mutually acceptable arbitrator who will determine the final valuation of EquiTel. The decision made by the arbitrator shall be final and binding upon the parties.

Additional Purchase Price:    An additional sum of $5 million shall be paid to
                              the Seller for the control premium of DeserTel;
                              provided however, that the $5 million may be increased or decreased based upon the determination of the independent evaluator. In the event Purchaser and Seller disagree with the evaluation of the control premium determined by the independent evaluator, the parties also agree to submit to the arbitrator the amount of the control premium, who will determine the final figure. The decision made by the arbitrator shall be final binding upon the parties.

Consideration                 The Purchase Price and the Additional Purchase
                              Price of $5 million (or such other amount
                              determined by the independent evaluator or
                              arbitrator, as the case may be) shall be payable
                              in restricted shares of common stock of Telemonde,
                              Inc.
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      Agreed to and accepted this 8th day of November, 1999.

                                                   /s/ Kevin Maxwell
                                                   -----------------------------
                                                   Telemonde, Inc.
                                                   By: Kevin Maxwell
                                                       -------------------------
                                                   Its: CHAIRMAN
                                                       -------------------------

                                                   /s/ Sheikh Ahmed Farid
                                                   -----------------------------
                                                   Sheikh Ahmed Farid